Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 22, 2024, with respect to the consolidated financial statements of Smurfit Kappa Group Limited (previously named Smurfit Kappa Group plc), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Dublin, Ireland

November 12, 2025